JAKKS Pacific Completes Private Convertible Senior Notes Financing

MALIBU, Calif.—(BUSINESS WIRE)—June 9, 2003—JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys and leisure products, announced today the completion of its private, unregistered offering of Convertible Senior Notes in the aggregate principal amount of $98 million (including the sale of $18 million principal Notes acquired by the initial purchaser upon the exercise of its over-allotment option).

The Notes bear interest at a rate of 4 5/8% and mature in 2023. Upon the occurrence of certain events, the Notes are convertible into shares of JAKKS common stock at a conversion rate of 50 shares per $1,000 principal amount at issuance of the Notes. JAKKS may redeem the Notes for cash at any time beginning June 15, 2010. Holders of the Notes may require JAKKS to repurchase the Notes held by them on June 15, 2010 for cash and on June 15, 2013 and June 15, 2018 for cash, shares of JAKKS common stock or any combination of cash and stock, at JAKKS’ election.

JAKKS intends to use the net proceeds from the sale of the Notes to finance potential acquisitions of companies, licenses, brands and product lines for product development, for working capital and general corporate purposes.

The Notes and the common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of such securities.

JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names including Flying Colors®, Road Champs®, Remco®, Child Guidance®, Pentech®, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite® and Color Workshop®. The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment™ video games. For further information, visit www.jakkspacific.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.

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